EXHIBIT 4.18

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
As of December 31, 2019, Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake” or the “Company”), had eight classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) common stock, par value $0.01 per share (“common stock”); (2) 4.5% Cumulative Convertible Preferred Stock, par value $0.01 per share (“4.5% preferred stock”); (3) 6.625% Senior Notes due 2020; (4) 6.875% Senior Notes due 2020; (5) 6.125% Senior Notes due 2021; (6) 5.375% Senior Notes due 2021; (7) 4.875% Senior Notes due 2026; and (8) 5.75% Senior Notes due 2023. Each of Chesapeake’s securities registered under Section 12 of the Exchange Act are listed on the New York Stock Exchange. References to “we,” “our” and “us” refer to Chesapeake, unless the context otherwise requires.
DESCRIPTION OF CAPITAL STOCK
The following description is a summary only and does not purport to be complete. We encourage you to read the complete text of Chesapeake’s amended and restated certificate of incorporation (the “certificate of incorporation”), amended and restated bylaws (the “bylaws”) and certificate of designation relating to our 4.5% preferred stock, which we have filed or incorporated by reference as exhibits to Chesapeake’s Annual Report on Form 10-K.
General
Pursuant to the certificate of incorporation, we have the authority to issue 3,020,000,000 shares consisting of 20,000,000 shares of preferred stock and 3,000,000,000 shares of common stock. The outstanding shares of our capital stock are fully paid and nonassessable.
Common Stock
Our common stock is listed on the New York Stock Exchange under the symbol “CHK.” Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences and other dividend rights that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive such dividends as may be declared on the common stock by the board of directors at any time or from time to time out of funds legally available for dividends. In the event of our liquidation, distribution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after distribution in full of the preferential and other amounts to be distributed.
Holders of our common stock have no preemptive rights.
Preferred Stock
Our board of directors has the authority, without shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting rights or without voting rights, and with such designations, powers, preferences and rights and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of December 31, 2019, our authorized preferred stock consisted of:

•	14,436,542 shares that were unissued and undesignated as to series; and

•
5,563,458 shares that were issued and designated as 4.5% preferred stock, 5.00% Cumulative Convertible Preferred Stock (Series 2005B), 5.75% Cumulative Convertible Non-Voting Preferred Stock (Series A) and 5.75% Cumulative Non-Voting Convertible Preferred Stock.

Holders of our existing preferred stock are entitled to elect two additional directors to our board of directors at our next regular or special meeting of shareholders if dividends on such preferred stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive). Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full.
While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.
Dividends
Holders of shares of 4.5% preferred stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $100 per share of 4.5% preferred stock (equivalent to $4.50 per annum per share). Dividends on the 4.5% preferred stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2005 (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the 4.5% preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding March 1, June 1, September 1 and December 1 (each, a “Record Date”). Accumulations of dividends on shares of 4.5% preferred stock do not bear interest. Dividends payable on the 4.5% preferred stock for any period other than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.
No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the 4.5% preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend, upon all outstanding shares of 4.5% preferred stock.
No dividend on the 4.5% preferred stock will be paid in cash at any time that the Adjusted Consolidated EBITDA Coverage Ratio (as defined in the indenture among the Company, the Subsidiary Guarantors (as defined therein) and The Bank of New York Trust Company, N.A. dated as of June 30, 2005) is less than 2.00 to 1.00.
No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum or number of shares of common stock sufficient for the payment thereof is set apart for such payment, on the 4.5% preferred stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the 4.5% preferred stock and any Parity Stock, dividends may be declared and paid on the 4.5% preferred stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the 4.5% preferred stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the 4.5% preferred stock and such Parity Stock bear to each other. Holders of shares of the 4.5% preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the 4.5% preferred stock, is limited by the terms of the Company’s outstanding indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Oklahoma law.
Method of Payment of Dividends
Subject to certain restrictions, we may generally pay any dividend on the 4.5% preferred stock:

•	in cash;

•	by delivery of shares of our Common stock; or

•	through any combination of cash and our Common stock.
If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the Market Value (as defined below under “—Conversion Price Adjustment”) as determined on the second Trading Day immediately prior to the Record Date for such dividend.
We will make each dividend payment on the 4.5% preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the 4.5% preferred stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 10 Trading Days prior to the Record Date for such dividend.
No fractional shares of common stock will be delivered to the holders of the 4.5% preferred stock, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock. Any portion of any such payment that is declared and not paid through the delivery of shares of common stock will be paid in cash.
Notwithstanding the above, we may not pay any portion of a dividend on the 4.5% preferred stock by delivery of common stock unless (i) the common stock to be delivered as payment therefore is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate, or (ii) a shelf registration statement relating to that common stock has been filed with the SEC and is effective to permit the resale of that common stock by the holders thereof.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of 4.5% preferred stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), a liquidation preference in the amount of $100 per share of the 4.5% preferred stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the 4.5% preferred stock and all Parity Stock are not paid in full, the holders of the 4.5% preferred stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the 4.5% preferred stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.
The certificate of designation will not contain any provision requiring funds to be set aside to protect the liquidation preference of the 4.5% preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights
The holders of the 4.5% preferred stock will have no voting rights except as set forth below or as otherwise required by Oklahoma law from time to time.
If dividends on the 4.5% preferred stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the 4.5% preferred stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable, will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the 4.5% preferred stock has been paid in full.
In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding 4.5% preferred stock will be required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for amendments to our certificate of incorporation that would affect adversely the rights of holders of the 4.5% preferred stock. The certificate of designation will provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the 4.5% preferred stock, and will not be deemed to affect adversely the rights of the holders of the 4.5% preferred stock.
In all cases in which the holders of 4.5% preferred stock shall be entitled to vote, each share of 4.5% preferred stock shall be entitled to one vote.
Conversion Rights
Each share of 4.5% preferred stock will be convertible at any time at the option of the holder thereof into such whole number of fully paid and nonassessable shares of common stock as is equal, subject to certain limitations, to the product of the number of shares of preferred stock being so converted multiplied by the quotient of (i) $100.00 per share of 4.5% preferred stock divided by (ii) the conversion price then in effect (and we refer to such price or adjusted price as the “Conversion Price”). Please see “—Conversion Price Adjustment”.
The holders of shares of 4.5% preferred stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of 4.5% preferred stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of 4.5% preferred stock on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the 4.5% preferred stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of 4.5% preferred stock for conversion. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.
Mandatory Conversion
At any time, we may at our option cause the 4.5% preferred stock to be automatically converted into that number of whole shares of common stock for each share of 4.5% preferred stock equal to $100 (the liquidation preference per share of 4.5% preferred stock) divided by the then prevailing Conversion Price. We may exercise this right only if the Closing Sale Price of our common stock equals or exceeds 130% of the then prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such

30-day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below.
To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service prior to the opening of business on the first Trading Day following any date on which the conditions described in the first paragraph of this “Mandatory Conversion” section are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the 4.5% preferred stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the 4.5% preferred stock. The conversion date will be a date selected by us (which we will refer to as the “Mandatory Conversion Date”) and will be no more than ten days after the date on which we issue such press release.
In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the Mandatory Conversion Date;

•	the number of shares of common stock to be issued upon conversion of each share of 4.5% preferred stock

•	the number of shares of 4.5% preferred stock to be converted; and

•	that dividends on the 4.5% preferred stock to be converted will cease to accrue on the Mandatory Conversion Date.
On and after the Mandatory Conversion Date, dividends will cease to accrue on the 4.5% preferred stock called for a mandatory conversion and all rights of holders of such 4.5% preferred stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The dividend payment with respect to the 4.5% preferred stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of 4.5% preferred stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.
We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the 4.5% preferred stock for periods ended prior to the date of such conversion notice shall have been paid.
In addition to the mandatory conversion provision described above, if there are fewer than 250,000 shares of 4.5% preferred stock outstanding, we may, at any time and at our option, cause the 4.5% preferred stock to be automatically converted into that number of shares of common stock equal to $100 (the liquidation preference per share of 4.5% preferred stock) divided by the lesser of the then prevailing Conversion Price and the Market Value as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of the immediately preceding four paragraphs shall apply to any such mandatory conversion; provided, however, that (1) the Mandatory Conversion Date will not be less than 15 days nor more than 30 days after the date on which we issue a press release announcing such mandatory conversion and (2) the press release and notice of mandatory conversion will not state the number of shares of common stock to be issued upon conversion of each share of 4.5% preferred stock.

Fractional Shares
No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in common stock on 4.5% preferred stock. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the Closing Sale Price at the close of business on the Trading Day next preceding the date of conversion.
Conversion Price Adjustment
The initial Conversion Price of the 4.5% preferred stock was $44.172. The Conversion Price is subject to adjustment (in accordance with formulas set forth in the certificate of designation) in certain events, including:

•	any payment of a dividend (or other distribution) payable in shares of common stock on any class of our capital stock other than the 4.5% preferred stock;

•
any issuance to all holders of shares of common stock of rights, options or warrants entitling them to subscribe for or purchase shares of common stock or securities convertible into or exchangeable for shares of common stock at less than the Market Value for the period ending on the date of issuance; provided, however, that no adjustment shall be made with respect to such a distribution if the holder of shares of 4.5% preferred stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of 4.5% preferred stock into common stock; provided further, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur;

•	any subdivision, combination or reclassification of the common stock;

•
any dividend or distribution to all holders of shares of common stock (other than a dividend or distribution referred to in the second bullet point above) made pursuant to any shareholder rights plan, “poison pill” or similar arrangement and excluding dividends payable upon the 4.5% preferred stock;

•
any distribution by us consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarterly period does not exceed $0.065 (the “dividend threshold amount”); the dividend threshold amount is subject to adjustment under the same circumstances under which the Conversion Price is subject to adjustment; provided, however, that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Price pursuant to this clause, in which event the Conversion Price will be adjusted by multiplying:

(1)	the Conversion Price by

(2)
a fraction, the numerator of which will be the Market Value of a share of our common stock minus the amount per share of such dividend increase (as determined below) or distribution and the denominator of which will be the Market Value of a share of our common stock.

If an adjustment is required to be made under this clause as a result of a cash dividend in any quarterly period that exceeds the dividend threshold amount, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount (the dividend increase). If an adjustment is otherwise required to be made under this clause, the adjustment would be based upon the full amount of the distribution. Notwithstanding the foregoing, in no event will the Conversion Price be less than $32.72, subject to adjustment in accordance with the first, second, third, fourth, sixth and seventh bullet points under this caption “—Conversion Price Adjustment”;

•
the completion of a tender or exchange offer made by us or any of our subsidiaries for shares of common stock that involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender or exchange offer by us or any of our subsidiaries for shares of common stock expiring within the then-preceding 12 months in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in the preceding bullet point to all holders of shares of common stock within the then-preceding 12 months in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer; or

•
a distribution to all holders of common stock consisting of evidences of indebtedness, shares of capital stock other than common stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% or more of the Conversion Price, no later than September 15 of each calendar year. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. If we elect to make such a reduction in the Conversion Price, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.
If we distribute rights or warrants (other than those referred to in the second bullet point of the third preceding paragraph) pro rata to holders of shares of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any 4.5% preferred stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock then issuable upon such conversion (which we will refer to as the “Conversion Shares”), a number of rights or warrants to be determined as follows:

•
if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we will refer to as the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

•
if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such 4.5% preferred stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such 4.5% preferred stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights or warrants.

The Conversion Price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.
Following any reclassification, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), a holder of a share of 4.5% preferred stock then outstanding will, upon conversion of such 4.5% preferred stock, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of common stock into which such 4.5% preferred stock was convertible immediately prior thereto, after giving effect to any adjustment event. This provision does not limit the rights of holders in the event of a Fundamental Change, including their right to receive the make-whole premium in connection with a conversion.
Payment Upon Conversion Upon a Fundamental Change
We must give notice of each Fundamental Change (as defined below) to all record holders on a date (“the Fundamental Change Notice Date”) that is within 10 Trading Days after the effective date of the Fundamental Change (the “Effective Date”). If a holder converts its 4.5% preferred stock at any time beginning at the opening of business on the Trading Day immediately following the Effective Date and ending at the close of business on the 30th Trading Day immediately following the Effective Date, the holder will receive:

•
common stock and cash in lieu of fractional shares, as described under “—Conversion Rights” (subject to adjustment as described above under “—Conversion Price Adjustment”) and “—Fractional Shares”; and

•	the make-whole premium, if any.
Except as provided below, upon a Fundamental Change, holders of 4.5% preferred stock shall, if the Market Value at such time is less than the applicable Conversion Price, also have a one-time option to convert all of their outstanding shares of 4.5% preferred stock into shares of common stock at an adjusted Conversion Price equal to the greater of (1) the Market Value as of the Effective Date and (2) $21.81. This option shall be exercisable during a period of not less than 30 days nor more than 60 days after the Fundamental Change Notice Date. In lieu of issuing the shares of common stock issuable upon conversion in the event of a Fundamental Change, we may, at our option, make a cash payment equal to the Market Value for each share of such common stock otherwise issuable upon conversion or determined for the period ending on the Effective Date.
A “Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

•
the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to Permitted Holders (as defined in the certificate of designation);

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

•
the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting stock; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of our voting stock than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors (for the purposes of this definition, such other person or group shall be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person or group is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

•
during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our common stock ceases to be listed on a national securities exchange or quoted on Nasdaq or another over-the-counter market in the United States.
However, a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of 4.5% preferred stock become convertible solely into such common stock.
The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.
Determination of the Make-Whole Premium
If a Fundamental Change occurs we will pay a make-whole premium upon certain conversions of the 4.5% preferred stock as described above under “— Payment Upon Conversion Upon a Fundamental Change.” The make-whole premium will be:

•
equal to a percentage of the liquidation preference of the 4.5% preferred stock converted determined by reference to the table below, based on the Effective Date and the price (the “Stock Price”) paid, or deemed to be paid, per share of our common stock in the transaction constituting the Fundamental Change, subject to adjustment as described below; and

•	in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of 4.5% preferred stock upon conversion.
We will pay the make-whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the Fundamental Change (other than cash paid in lieu of fractional interests in any security or pursuant to dissenters’ rights). We will pay cash in lieu of fractional interests in any security or other property delivered in connection with such Fundamental Change. The make-whole premium will be payable on the 35th Trading Day following the Effective Date for 4.5% preferred stock converted in connection with a Fundamental Change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such Fundamental Change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the relative value, determined as described below, of the different forms of consideration paid to our common shareholders in connection with the Fundamental Change.
The Stock Price paid, or deemed paid, per share of our common stock in the transaction constituting the Fundamental Change will be calculated as follows:

(1)
In the case of a Fundamental Change in which all or substantially all of the shares of our common stock have been, as of the Effective Date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

(a)	securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq or any similar system of automated dissemination of quotations of securities prices, will be valued at the average of the closing prices of such securities for the five consecutive Trading Days beginning on the second Trading Day after the Fundamental Change Notice Date,

(b)
other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks, and

(c)	100% of any cash.

(2)
In all other cases, the value of our common stock will equal the average of the closing prices of our common stock for the five consecutive Trading Days beginning on the second Trading Day after the Fundamental Change Notice Date.

The value of our common stock or other consideration for purposes of determining the number of shares of common stock or other consideration to be issued in respect of the make-whole premium will be calculated in the same manner, except that to the extent such value is calculated pursuant to clause (1)(a), (1)(b) or (2), such value shall be multiplied by 97%.
Certain Definitions Relating to the 4.5% Preferred Stock
“Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of the common stock.
“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2005.
“Junior Stock” means all classes of common stock of the Company and each other class of capital stock or series of preferred stock established after the issue date, by the board of directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the preferred stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.
“Market Value” means the average Closing Sale Price of the common stock for a five consecutive Trading Day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock) ending immediately prior to the date of determination.
“Parity Stock” means any class of capital stock or series of preferred stock established after the issue date by the board of directors, the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.
“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on Nasdaq or, if our common stock is not quoted on Nasdaq, on the principal other market on which our common stock is then traded.

Anti-Takeover Provisions
Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act (the “OGCA”) include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions could delay or prevent entirely a merger or acquisition that our shareholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. Following is a description of the anti-takeover effects of certain provisions of our certificate of incorporation and of our bylaws.
Oklahoma Business Combination Statute. Section 1090.3 of the OGCA prevents certain Oklahoma corporations from engaging in a “business combination” with an “interested shareholder” for three years following the date the person became an interested shareholder, unless:

•	before the person became an interested shareholder, the board of directors of the corporation approved the business combination or transaction in which the person became an interested shareholder;

•
upon consummation of the transaction that resulted in the person becoming an interested shareholder, the interested shareholder owned stock having at least 85% of all voting power of the corporation when the transaction commenced, excluding for purposes of determining the outstanding voting stock, but not the outstanding voting stock owned by the interested shareholder, stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•
after the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of all voting power not attributable to shares owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•
any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder;

•	the receipt by an interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.
For purposes of Section 1090.3, the term “corporation” also includes the corporation’s direct and indirect majority-owned subsidiaries.
Section 1090.3 defines an “interested shareholder” generally as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation within the three-year period before the time of determination of interested shareholder status, and any affiliate or associate of such person.

Section 1090.3 applies to Oklahoma corporations whose voting stock is listed on a national securities exchange and that have not elected to opt out of the section. A corporation may elect not to be governed by an amendment to its certificate of incorporation or bylaws authorized by its board of directors and approved by a majority vote of all outstanding voting stock. Any such amendment would be effective 12 months after adoption and would not apply to a business combination between the corporation and a person who became an interested shareholder before adoption of the amendment.
Oklahoma Control Share Statute. Our certificate of incorporation provides that we are not subject to the control share provisions of the OGCA. With exceptions, these provisions prevent holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the control share provisions of the OGCA in the future, this provision could delay the time it takes anyone to gain control of us.
Stock Purchase Provisions. Our certificate of incorporation includes a provision that requires the affirmative vote of no less than two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, unless a greater vote is required by law, to approve the purchase by us of any of our capital stock from the interested shareholder who has beneficially owned such capital stock for less than three years prior to the date of such purchase, or any agreement in respect thereof, at a price in excess of fair market value, unless the purchase is either (a) a purchase or other acquisition of securities of the same class made on substantially the same terms to all holders of the same securities and complying with the applicable requirements of the Exchange Act or (b) made on the open market and not the result of a privately negotiated transaction.
Calling of Special Meetings of Shareholders. Our bylaws provide that special meetings of our shareholders may be called only by the chairman of the board, the chief executive officer or by the president or secretary, at the request, in writing, of a majority of the directors then in office.
Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to our corporate secretary. Nominations of persons for election to the board of directors of the corporation may only be made at an annual meeting of shareholders. Generally, to be timely, a shareholder’s notice (other than a notice submitted in order to include a shareholder nominee in our proxy materials) must be delivered to our secretary 90 to 120 days before the first anniversary of the previous year’s annual meeting. In order to include a shareholder nominee in our proxy materials, notice must generally be delivered to our secretary 120 to 150 days before the first anniversary of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder’s notice and describe in detail the information that a shareholder must provide about itself and its nominees. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Shareholder Action
Except as otherwise provided by law or in our certificate of incorporation, bylaws, any stock exchange requirement or any certificate of designation, the approval by holders of a majority of the shares of common stock present in person or represented by proxy at a meeting at which a quorum is present and voting is sufficient to authorize, affirm, ratify or consent to a matter voted on by shareholders.
Our bylaws provide that director nominees must receive more votes “for” than “against” to be elected or continue in office. For any other matter submitted to shareholders, the matter will be decided by a majority of the votes cast, unless otherwise required by law, our certificate of incorporation, stock exchange requirements or any certificate of designation. The OGCA requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the certificate of incorporation. Our certificate of incorporation provides for the affirmative vote of the holders of at least a majority of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the certificate of incorporation limiting director liability or stock purchases by us, and providing for the annual election of all directors of the Company and indemnity for our directors, officers, employees and agents. The same vote is also required for shareholders to adopt, repeal, alter, amend or rescind amend, repeal or adopt any provision of our bylaws.
Under our certificate of incorporation and bylaws, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of our capital stock entitled to vote thereon been present at a meeting. Our bylaws contain provisions for the form of written consents, their execution and delivery, and their review and tabulation by an independent inspector appointed by the Company. There is also a detailed provision for determining a record date for action by written consent.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock and outstanding preferred stock.
DESCRIPTION OF DEBT SECURITIES
The following description of the Company’s 6.625% Senior Notes due 2020 (the “6.625% Notes”), 6.875% Senior Notes due 2020 (the “6.875% Notes”), 6.125% Senior Notes due 2021 (the “6.125% Notes”), 5.375% Senior Notes due 2021 (the “5.375% Notes”), 4.875% Senior Notes due 2026 (the “4.875% Notes”) and 5.75% Senior Notes due 2023 (the “5.75% Notes,” and together with the 6.625% Notes, the 6.875% Notes, the 6.125% Notes, the 5.375% Notes and the 4.875% Notes, the “Notes”) is a summary and does not purport to be complete. This description is qualified in its entirety by reference to (i) the indenture, dated November 8, 2005 (as amended or supplemented, the “2005 Indenture”), among the Company, as issuer, the subsidiary guarantors party thereto and the Bank of New York Mellon Trust Company, N.A. (“BNYM”), as trustee, (ii) the indenture, dated August 2, 2010 (as amended or supplemented, the “2010 Indenture”), among the Company, as issuer, the subsidiary guarantors party thereto and BNYM, as trustee, and (iii) the indenture, dated April 24, 2014 (as amended or supplemented, the “2014 Indenture,” and together with the 2010 Indenture and the 2005 Indenture, the “Indentures”), among the Company, as issuer, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, which we have filed or incorporated by reference as exhibits to Chesapeake’s Annual Report on Form 10-K.
The Notes
The 6.875% Notes were issued under the 2005 Indenture, which provides that debt securities may be issued under the 2005 Indenture from time to time. The 2005 Indenture does not limit the amount of debt securities that the Company may issue under the 2005 Indenture. The Company may issue additional notes having the same terms as the existing 6.875% Notes, except for the date of issuance and issue price. Any additional notes, together with the existing 6.875% Notes, will constitute a single series of notes and will vote together as one class on all matters with respect to such series of 6.875% Notes; provided, however, that the Company may only issue additional notes under the 2005 Indenture if such additional notes are fungible with the existing 6.875% Notes for all United States federal income tax purposes.
The 6.625% Notes, 6.125% Notes, 5.375% Notes and 5.75% Notes were issued under the 2010 Indenture, and the 4.875% Notes were issued under the 2014 Indenture. Both the 2010 Indenture and 2014 Indenture provide that debt securities may be issued under such Indenture from time to time in one or more series. Neither of the 2010 or 2014 Indentures limit the amount of debt securities that the Company may issue under such Indenture. The Company may, without the consent of the holders of any series Notes previously issued under either the 2010 or 2014 Indentures, reopen any series of Notes issued under such Indenture for increases in aggregate principal amount of such series of Notes and issuances additional notes of such series or for the establishment of additional terms with respect to the Notes of such series.

The 6.875% Notes. On November 8, 2005, we issued $500 million in aggregate principal amount of 6.875% senior notes due 2020. The 6.875% Notes mature November 15, 2020, and bear interest at 6.875% per annum. Interest is payable semi-annually on May 15 and November 15 of each year. The 6.875% Notes were offered and sold to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. In an exchange offer that expired in June 2006, we exchanged all of the $500 million outstanding principal amount of 6.875% Notes for an equal amount of notes with substantially similar terms as the then-outstanding 6.875% Notes, except that the transfer restrictions, registration rights and additional interest provisions no longer apply. As of December 31, 2019, $93 million aggregate principal amount of the 6.875% Notes was outstanding.
The 6.625% Notes. On August 17, 2010, we issued $1.4 billion in aggregate principal amount of 6.625% senior notes due 2020. The 6.625% Notes mature August 15, 2020, and bear interest at 6.625% per annum. Interest is payable semi-annually on February 15 and August 15 of each year. As of December 31, 2019, $208 million aggregate principal amount of the 6.625% Notes was outstanding.
The 6.125% Notes. On February 11, 2011, we issued $1.0 billion in aggregate principal amount of 6.125% senior notes due 2021. The 6.125% Notes mature February 15, 2021, and bear interest at 6.125% per annum. Interest is payable semi-annually on February 15 and August 15 of each year. As of December 31, 2019, $167 million aggregate principal amount of the 6.125% Notes was outstanding.
The 5.375% Notes. On April 1, 2013, we issued $700 million in aggregate principal amount of 5.375% senior notes due 2021. The 5.375% Notes mature June 15, 2021, and bear interest at 5.375% per annum. Interest is payable semi-annually on June 15 and December 15 of each year. As of December 31, 2019, $127 million aggregate principal amount of the 5.375% Notes was outstanding.
The 5.75% Notes. On April 1, 2013, we issued $1.1 billion in aggregate principal amount of 5.75% senior notes due 2023. The 5.75% Notes mature March 15, 2023, and bear interest at 5.75% per annum. Interest is payable semi-annually on March 15 and September 15 of each year. As of December 31, 2019, $209 million aggregate principal amount of the 5.75% Notes was outstanding.
The 4.875% Notes. On April 24, 2014, we issued $1.5 billion in aggregate principal amount of 4.875% senior notes due 2022. The 4.875% Notes mature April 15, 2022, and bear interest at 4.875% per annum. Interest is payable semi-annually on April 15 and October 15 of each year. As of December 31, 2019, $338 million aggregate principal amount of the 5.75% Notes was outstanding.
Guarantees
The Notes are general unsecured senior obligations of ours, are guaranteed by our material subsidiaries (other than Brazos Valley Longhorn, L.L.C. (“BVL”) and its subsidiaries) and are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to the indebtedness of BVL and its subsidiaries. In the future, the guarantees may be released and terminated under certain circumstances.
Ranking
The Notes rank equally in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to all of the Company’s future subordinated indebtedness. The Notes are effectively subordinated to the Company’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all liabilities of any of the Company’s subsidiaries that are not guarantors.
Each guarantee of the Notes is a general unsecured senior obligation of that guarantor, ranks equally in right of payment with all existing and future senior indebtedness of that guarantor and senior in right of payment to any future subordinated indebtedness of that guarantor. Each guarantee of the Notes is effectively subordinated to any existing and future secured indebtedness of that guarantor to the extent of the value of any collateral securing such indebtedness and is structurally subordinated to all liabilities of any of such guarantor’s subsidiaries that are not themselves guarantors.
Payment on the Notes
We will pay the principal of, and any premium and interest on, the Notes of such series on the dates and in the manner provided in the terms of the Notes of such series and the applicable Indenture. Principal or redemption price, and any premium and interest with respect to a series of Notes, will be considered paid on the date due if the trustee or Paying Agent holds on that date money deposited by the Company designated for and sufficient to pay such principal, redemption price, premium and interest as is then due with respect to such series of Notes.
We will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, and any premium, at the rate borne by the Notes of such series to the extent lawful; and we will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Optional Redemption
General
The indentures governing the 6.875% Notes, 6.625% Notes, 6.125% Notes and 5.75% Notes provide that we may redeem all or part of the such Notes at a redemption price equal to the Make-Whole Price (as defined in such Indenture) plus accrued and unpaid interest on the Notes so redeemed to the date of redemption.
The indenture governing the 5.375% Notes provides that we may redeem all or part of the 5.375% Notes at par plus accrued and unpaid interest.
The indenture governing the 4.875% Notes provides that we may redeem all or part of the 4.875% Notes at redemption prices equal to 101.219% on or after April 15, 2019 and 100.000% on or after April 15, 2020, in each case, of the principal amount redeemed, plus accrued and unpaid interest.
Selection and Notice
If less than all of the Notes of a series are to be redeemed at any time, the trustee will select the particular Notes of such series to be redeemed pro rata or by lot or, if the Notes of such series are listed on any securities exchange, by any other method that complies with the requirements of such exchange; provided, however, that no Notes with a principal amount of $1,000 or less in the case of Notes issued under the 2005 or 2010 Indentures or $2,000 or less in the case of Notes issued under the 2014 Indenture will be redeemed in part. The trustee will make the selection from outstanding securities of such series not previously called for redemption not less than 30 nor more than 60 days prior to the redemption date. Notes and portions of them it selects will be in amounts of $1,000 or whole multiples of $1,000 in the case of Notes issued under the 2005 or 2010 Indentures, and $2,000 or integral multiples of $1,000 in excess thereof in the case of Notes issued under the 2014 Indenture. Provisions of the Indentures that apply to Notes of any series called for redemption also apply to portions of Notes of such series called for redemption.
At least 30 days but not more than 60 days before a redemption date, the Company must mail a notice of redemption by first-class mail to each holder of Notes to be redeemed at such holder’s registered address or send such notice in accordance with the Depositary’s applicable procedures. If any security is being redeemed in part, the notice of redemption must state the portion of the principal amount of such security to be redeemed and, if applicable, that a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the Note or Notes being redeemed. Under the 2010 and 2014 Indentures, if fewer than all of the outstanding Notes of a series are to be redeemed, the notice of redemption also must identify the particular Notes to be redeemed.

Certain Covenants
Limitation on Liens Securing Certain Indebtedness
Under the 2010 and 2014 Indentures, the Company (1) will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any of the properties of the Company or any Restricted Subsidiary and (2) will not, and will not permit any Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon the Capital Stock of any Restricted Subsidiary or the Capital Stock of any Subsidiary that owns, directly or indirectly through ownership in another Subsidiary, the Capital Stock of any Restricted Subsidiary, unless (as to each of clauses (1) and (2)) the notes or the Guarantee (if any) of such Restricted Subsidiary, as applicable, (together with, if the Company so determines, any other indebtedness or other obligation of the Company or such Restricted Subsidiary which is not subordinate in right of payment to the prior payment in full of the Notes issued thereunder) are equally and ratably secured for so long as such Funded Debt is so secured; provided, that if such Funded Debt is expressly subordinated to such Notes or a related Guarantee, if any, the Lien securing such Funded Debt will be subordinated and junior to the Lien securing such Notes or such Guarantee. Notwithstanding the foregoing provisions, the Company or any Subsidiary may create, incur or assume Funded Debt secured by Liens which would otherwise be subject to the restrictions of such section, if the aggregate principal amount of such Funded Debt and all other Funded Debt of the Company and any Subsidiary theretofore created, incurred or assumed pursuant to the exception in this sentence and outstanding at such time does not exceed 15% of the Adjusted Consolidated Net Tangible Assets of the Company (the “Secured Debt Basket”).
Under the 2005 Indenture, the Company will not, and will not permit any Subsidiary to, create, incur or assume any Indebtedness secured by any Liens (other than Permitted Liens) upon any of the properties of the Company or any Subsidiary, unless the 6.875% Notes or a Guarantee are equally and ratably secured; provided, that if such Indebtedness is expressly subordinated to such Notes or a Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing such Notes or such Guarantee.
Limitations on Sale/Leaseback Transactions
The Company will not, and generally will not permit its subsidiary guarantors, in the case of the 2005 Indenture, or its Restricted Subsidiaries, in the case of the 2010 and 2014 Indentures, to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or any other subsidiary) unless:

(1)
the Company or such subsidiary would be entitled to incur Funded Debt or Indebtedness, as the case may be, secured by Liens in a principal amount equal to the Attributable Indebtedness (under the 2010 and 2014 Indentures, treated as if such Attributable Indebtedness were Funded Debt) with respect to such Sale/Leaseback Transaction; provided, however, that, under the 2010 and 2014 Indentures, Attributable Indebtedness in respect of any Sale/Leaseback Transaction entered into pursuant to this clause will not count against the amount of Funded Debt or permitted under the Secured Debt Basket for any other purpose, including when determining the amount available thereunder for future Sale/Leaseback Transactions or any Funded Debt transactions; or

(2)
the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by the Company) and such proceeds are applied in accordance with the following two paragraphs.

The Company may apply Net Available Proceeds from such Sale/Leaseback Transaction, within 365 days following the receipt of Net Available Proceeds from the Sale/Leaseback Transaction, to:

(1)	the repayment of Indebtedness of the Company or a Restricted Subsidiary under Credit Facilities or other Senior Indebtedness, including any redemption or repurchase of existing notes or the Notes;

(2)	make an Investment in assets used or useful in the Oil and Gas Business (including Capital Stock of Persons engaged in the Oil and Gas Business); or

(3)	develop by drilling the Company’s oil and gas reserves.
If, upon completion of the 365-day period, any portion of the Net Available Proceeds has not been applied by the Company as described in clauses (1), (2) or (3) in the immediately preceding paragraph and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Sale/Leaseback Transaction (such aggregate constituting “Excess Proceeds”), exceed $40 million under the 2005 Indenture or $60 million under the 2010 or 2014 Indenture, then the Company will be obligated to make an offer (the “Net Proceeds Offer”) to purchase the Notes and any other Senior Indebtedness in respect of which such an offer to purchase is also required to be made concurrently with the Net Proceeds Offer having an aggregate principal amount equal to the Excess Proceeds (such purchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes and other such Senior Indebtedness tendered in such Net Proceeds Offer) at a purchase price of 100% of the principal amount thereof plus accrued interest thereon to the date of repurchase. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero.
Limitations on Mergers and Consolidations
The Indentures provide that we will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all or substantially all of our assets to any Person, unless: (1) the Person formed by or surviving such consolidation or merger (if other than us), or to which such sale, lease, conveyance or other disposition is made (collectively, the “successor”), is a corporation, limited liability company, general partnership (in the case of the 2010 and 2014 Indentures) or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the successor assumes by supplemental indenture in a form satisfactory to the applicable trustee all of our obligations under the applicable Indenture and Notes; provided, that unless the successor is a corporation, a corporate co-issuer of the Notes will be added to such Indenture by a supplemental indenture; and (2) immediately after giving effect to such transaction, no Event of Default will have occurred and be continuing.
Upon any such consolidation, merger, lease, conveyance or transfer, the applicable trustee will be notified by us or the successor, and the successor formed by such consolidation or into which we are merged or to which such lease, conveyance or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, ours under the applicable Indenture with the same effect as if such successor had been named as the Company under such Indenture and thereafter (except in the case of a lease) we will be relieved of all further obligations and covenants under such Indenture and the Notes issued thereunder.
SEC Reports.
We will, within 15 days after we file the same with the SEC, deliver to the holders of Notes issued under an Indenture or the applicable trustee copies of the annual reports and the information, documents and other reports (or copies of any such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided that, under the 2010 and 2014 Indentures, any such annual reports, information, documents or other reports filed or furnished with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or “EDGAR”) system will be deemed to be delivered to the trustee as of the time such information, documents or reports are filed or furnished via EDGAR; provided, however, that the trustee under the 2014 Indenture has no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor).
Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC (to the extent such filings are accepted by the SEC) and provide the trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, subject in certain cases to the proviso in the immediately preceding sentence.

Events of Default
The following are “Events of Default” with respect to Notes issued under an Indenture:

1.
default by the Company or any subsidiary guarantor in the payment of principal of or any premium on such Notes when due and payable at Maturity and, in the case of Notes issued under the 2005 Indenture, upon a failure to repurchase pursuant to such Indenture, upon acceleration or otherwise;

2.	default by the Company or any subsidiary guarantor in the payment of any installment of interest on such Notes when due and payable and continuance of such default for 30 days;

3.	default by the Company or any subsidiary guarantor with respect to any other Indebtedness of the Company or any subsidiary guarantor if either

a.
such default results in the acceleration of the maturity of certain indebtedness having a principal amount of $50.0 million or more under the 2005 Indenture or $75.0 million or more under the 2010 and 2014 Indentures, individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate, or

b.
such default results from the failure to pay when due principal of any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $50.0 million or more under the 2005 Indenture or $75.0 million or more under the 2010 and 2014 Indentures individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;

provided that if any such default is cured or waived or any such acceleration is rescinded, or such indebtedness is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of such Notes will be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;

4.
default in the performance, or breach of, any covenant or agreement of the Company or any subsidiary guarantor in the applicable Indenture governing such Notes and, in each such case, failure to remedy such default within a period of 60 days after written notice thereof from the applicable trustee or holders of 25% of the principal amount of the applicable Notes; provided, however, that under the 2010 and 2014 Indentures, the Company will have 90 days following such written notice to remedy or receive a waiver for any failure to comply with its obligations under such Indenture so long as the Company is attempting to remedy any such failure as promptly as reasonably practicable;

5.	the failure of a Guarantee by a subsidiary guarantor to be in full force and effect, or the denial or disaffirmance by such entity thereof; or

6.	certain events involving bankruptcy, insolvency or reorganization of the Company or any subsidiary guarantor.
The following are additional Events of Default with respect to the 6.875% Notes issued under the 2005 Indenture:

1.	default by the Company or any subsidiary guarantor in the deposit of any make-whole redemption payment when and as due and payable; and

2.
the entry by a court of one or more judgments or orders for the payment of money against the Company, any subsidiary guarantor or other subsidiary in an aggregate amount in excess of $50.0 million that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof.

Each Indenture provides that the applicable trustee may withhold notice to the holders of the Notes issued thereunder of any default (except in payment of principal of, or any premium or interest on, any such Note) if such trustee determines in good faith that it is in the interest of the holders of such Notes to do so.
If an Event of Default occurs and is continuing with respect to Notes issued under an Indenture, the applicable trustee or the holders of not less than 25% in principal amount of such outstanding Notes may declare the unpaid principal of, and any premium and accrued but unpaid interest on, all such Notes then outstanding to be due and payable. Upon such a declaration, such principal (or other specified amount), and any premium and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary guarantor occurs and is continuing, the principal of, and any premium and interest on, all such Notes will become and be immediately due and payable without any declaration or other act on the part of the applicable trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes issued under an Indenture with respect to which a declaration of acceleration has been made may rescind any such acceleration with respect to such Notes and its consequences.
No holder of Notes may pursue any remedy under the applicable Indenture unless:

(1)	the applicable trustee has received written notice of a continuing Event of Default,

(2)	the applicable trustee has received a request from holders of at least 25% in principal amount of such Notes to pursue such remedy,

(3)	the applicable trustee has been offered indemnity reasonably satisfactory to it,

(4)	the applicable trustee has failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity, and

(5)	no direction inconsistent with such written request has been given to the applicable trustee during such 60-day period by the holders of a majority in principal amount of such Notes;
provided, however, that holders of any of the Notes issued under an Indenture have the absolute and unconditional right to receive payment of the principal of and any interest due on any of such Notes and to institute suit for the enforcement of any such payment notwithstanding any other provisions of the applicable Indenture.
The holders of a majority in principal amount of the outstanding Notes issued under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable trustee, subject to certain limitations specified in the applicable Indenture. The trustee is under no obligation and may refuse to perform any duty or exercise any right, duty or power under the applicable Indenture unless it receives indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense.
Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have its obligations discharged with respect to the Notes issued under an Indenture (“Legal Defeasance”). Such Legal Defeasance means that the Company and any subsidiary guarantor will be deemed to have paid and discharged the entire indebtedness represented by such outstanding Notes and any Guarantees thereof, except for:

(1)
the rights of holders of such outstanding Notes to receive payments solely from the trust fund described in the applicable Indenture in respect of the principal of, and any premium and interest on, such Notes when such payments are due;

(2)
the Company’s obligations with respect to such Notes concerning the issuance of temporary notes, transfers and exchanges of such Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where such Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents;

(3)	the rights, powers, trusts, duties and immunities of the applicable trustee, and the Company’s obligations in connection therewith; and

(4)	the Defeasance provisions of such Indenture.
In addition, the Company may, at its option and at any time, elect to have the obligations of the Company under the Notes issued under an Indenture released with respect to certain covenants, and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to such Notes. In the event Covenant Defeasance with respect to such Notes occurs, certain events (not including non-payment) described under “—Events of Default” will no longer constitute an Event of Default with respect to such Notes. If we exercise our Legal Defeasance or Covenant Defeasance option with respect to any of the Notes, each subsidiary guarantor will be released from all its obligations under the applicable Indenture and its Guarantee of such Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance under the Indentures:

(1)
the Company must irrevocably deposit with the applicable trustee, in trust, for the benefit of the holders of such Notes, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and any premium, if any, and interest on, such outstanding Notes on each date on which such principal and any premium and interest is due and payable under such Indenture or on any redemption date established pursuant to such Indenture (provided that, upon any redemption that requires the payment of a Make-Whole Premium, (x) the amount of cash, U.S. Government Securities, or combination thereof, that must be deposited will be determined using an assumed applicable premium calculated as of the date of such deposit and (y) the Company will deposit any deficit in trust on or prior to the redemption date as necessary to pay the applicable premium as determined by such date);

(2)
in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (i) the Company has received from or there has been published by the Internal Revenue Service a ruling or (ii) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that , and based thereon such opinion of counsel shall confirm that, the holders of such outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company must deliver to the applicable trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
the Company must deliver to the applicable trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(5)
the Company must deliver to the applicable trustee an officers’ certificate and an opinion of counsel each stating that the Company has complied with all conditions precedent to the Legal Defeasance or the Covenant Defeasance, as the case may be;

(6)
no Default or Event of Default has occurred and is continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(7)
such Legal Defeasance or Covenant Defeasance does not result in a breach or violation of, or constitute a default under, any other material agreement, other than the applicable Indenture, or instrument to which the Company is a party or by which the Company is bound.

Satisfaction and Discharge
Under the 2010 and 2014 Indentures, the Company may discharge all its obligations under such Indentures with respect to the applicable Notes, other than its obligation to register the transfer and exchange of such Notes, provided that it either:

(1)	delivers all such outstanding Notes to the applicable trustee for cancellation; or

(2)
all such Notes not so delivered for cancellation have either become due and payable or will become due and payable at their maturity within one year or are called for redemption within one year, and in the case of this Section (2) the Company has deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such Notes, including any premium and interest to the Maturity Date or applicable redemption date (provided that, upon any redemption that requires the payment of a Make-Whole Premium, (x) the amount of cash that must be deposited will be determined using an assumed applicable premium calculated as of the date of such deposit and (y) the Company will deposit any deficit in trust on or prior to the redemption date as necessary to pay the applicable premium as determined by such date).

Modification and Waiver
Supplements and amendments to the Indentures or the Notes of any series may be made by the Company, the subsidiary guarantors and the applicable trustee with the consent (including, for the avoidance of doubt, consents obtained in connection with a tender offer or exchange offer for Notes or a solicitation of consents in respect of such Notes) of the holders of a majority in aggregate principal amount of the Notes of each series affected by such amendment or supplement, considered together as a single class; provided that no such modification or amendment may, without the consent of each holder affected thereby,

(1)	reduce the percentage of principal amount of such Notes whose holders must consent to an amendment, supplement or waiver of any provision of the applicable Indenture or such Notes;

(2)	reduce the rate or change the time for payment of interest, including default interest, if any, on such Notes of any series;

(3)	reduce the principal amount of any such Note or change the Maturity Date of such Notes;

(4)	reduce the amount payable upon redemption of any such Note;

(5)	adversely affect the conversion rights of any such Note that is convertible in accordance with the applicable provisions of such Note;

(6)	waive any Event of Default in the payment of principal of, any premium or interest on such Notes;

(7)	make any such Note payable in money other than that stated in such Note;

(8)
impair the right of holders of such Notes to receive payment of the principal of and interest on the Notes on the respective due dates therefor and to institute suit for the enforcement of any such payment; or

(9)	make any change in the percentage of principal amount of such Notes necessary to waive compliance with certain provisions of the applicable Indenture.
The purposes for which the Company, the subsidiary guarantors and the applicable trustee may be able to supplement or amend any Indenture or the Notes issued thereunder without notice to or the consent of any holder of such Notes, as applicable, include:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to comply with certain provisions of such Indenture;

(3)
to add to, change or eliminate any of the provisions of such Indenture; provided that any such addition, change or elimination will not be effective as to Notes issued thereunder and outstanding prior to the date of such amendment or supplement;

(4)	to establish the forms or terms of the Notes of any series issued under such Indenture;

(5)	to evidence the acceptance or appointment of a separate trustee or successor trustee;

(6)
in the case of any Notes issued under the 2010 or 2014 Indenture that are designated as Subordinated Debt Securities under such Indenture, to make any change in Article Eleven of such Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such Article Eleven;

(7)	to reflect the addition or release of any subsidiary guarantor, as provided for by such Indenture, or to secure any of the Notes issued thereunder or the applicable Guarantees;

(8)	to comply with any requirements of the SEC in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act;

(9)	to provide for uncertificated Notes in addition to certificated Notes;

(10)	to make provisions with respect to the conversion of Notes of any series that are convertible in accordance with the terms of such Notes; or

(11)	to make any change that would provide any additional benefit or rights to the holders of such series or that does not adversely affect the rights of any holder of such series in any material respect.
The holders of a majority in aggregate principal amount of such outstanding Notes may waive any past default under the applicable Indenture, except a default in the payment of principal, or any premium or interest.

Each holder has the right to receive payment of the principal of and interest such holder’s Notes at Maturity, or to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such holder. Notwithstanding the foregoing and for the avoidance of doubt, no amendment to, or deletion or waiver of any of, the covenants set forth in the Indentures or any action taken by the Company or any subsidiary guarantor not prohibited by such Indenture (in each case other than with respect to actions described above that require the consent of each holder of an outstanding Note affected) will be deemed to impair or affect any rights of any holder to receive such payment.
Governing Law
The Indentures provide that they, the Notes issued thereunder and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Trustee
We may maintain banking and other commercial relationships with the trustees and their affiliates in the ordinary course of business, and the trustees may own our debt securities, including the Notes.
The trustees are permitted to become owners or pledgees of the Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights they would have if they were not trustees. If, however, a trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an Event of Default has occurred and is continuing, it must eliminate such conflict or resign.
In case an Event of Default occurs (and is continuing), the trustees will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. No trustee will be obligated to exercise any of its powers under the applicable Indenture at the request of any of the holders of the Notes issued thereunder, unless such holders have offered such trustee indemnity reasonably satisfactory to it.
Certain Definitions
“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means, without duplication, as of the date of determination, (a) the sum of

(1)
discounted future net revenue from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Company’s internal engineers) in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to any acquisition consummated since the date of such year-end reserve report and (B) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Subsidiaries since the date of such year-end reserve report attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases may be estimated by the Company’s engineers,

(2)
the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,

(3)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and

(4)
the greater of (A) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements, minus (b) the sum of

a.	minority interests,

b.	any gas balancing liabilities of the Company and its Subsidiaries reflected as a long-term liability in the Company’s latest annual or quarterly financial statement,

c.
the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto,

d.
the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(1) above (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto, and

e.
the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end or quarterly reserve report, as applicable), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.

For the avoidance of doubt, “reserves” includes any reserves applicable to natural gas liquids.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the “net amount of rent” under any lease for any such period means the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, partnership or limited liability company interests or, in the case of the 2010 and 2014 Indentures, other equity securities (including, without limitation, beneficial interests in or other securities of a trust), and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.
“Credit Facilities” means, one or more debt facilities (including, without limitation, the Company’s existing credit facility) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced (under the 2010 and 2014 Indentures, whether contemporaneously or otherwise) or refinanced (in each case with Credit Facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.
“Depositary” means The Depository Trust Company or any successor Depositary registered as a clearing agency under the Exchange Act or other applicable statute or regulations.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Guarantee” means, individually and collectively, the guarantees given by the subsidiary guarantors pursuant to the Indentures.
“Maturity Date” means, with respect to a series of Notes, the fixed date specified under the applicable Indenture as to such series on which the principal of such Notes becomes due and payable.
“Net Available Proceeds” means, with respect to any Sale/Leaseback Transaction of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale/Leaseback Transaction and which is actually so repaid.
“Oil and Gas Business” means the business of the exploration for, and exploitation, development, production, processing, marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).

“Paying Agent” meant an office or agency where securities of a series may be presented for redemption or repurchase, if applicable, and for payment.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or government or any agency or political subdivision thereof.
“Senior Indebtedness” means certain indebtedness of the Company or a subsidiary guarantor, unless such indebtedness is contractually subordinate or junior in right of payment of principal of, and any premium and interest on, the Notes of any series or the Guarantees, respectively.
“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb).
“U.S. Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.
“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.
“Volumetric Production Payments” means sales of limited-term overriding royalty interests in natural gas and oil reserves that (i) entitle the purchaser to receive scheduled production volumes over a period of time from specific lease interests; (ii) are free and clear of all associated future production costs and capital expenditures; (iii) are nonrecourse to the seller (i.e., the purchaser’s only recourse is to the reserves acquired); (iv) transfer title of the reserves to the purchaser; and (v) allow the seller to retain all production beyond the specified volumes, if any, after the scheduled production volumes have been delivered.
“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the board of directors of such Person.
Certain Definitions under the 2010 and 2014 Indentures
“Funded Debt” means, with regard to any Person, certain indebtedness incurred, created, assumed or guaranteed by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.
“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof or other similar agreement to sell, in each case securing obligations of such Person).
“Maturity” means, with respect to any Security, the date on which the principal of such Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Maturity Date or by declaration of acceleration, call for redemption or otherwise.
“Permitted Liens” means

(i)	with respect to a series of Notes, Liens existing on the issue date of such series of Notes;

(ii)	Liens securing certain indebtedness under Credit Facilities;

(iii)
Liens securing any renewal, extension, substitution, refinancing or replacement of secured certain indebtedness; provided, that such Liens extend to or cover only the property or assets then securing the certain indebtedness being refinanced and that the certain indebtedness being refinanced was not incurred under the Credit Facilities;

(iv)	Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(v)
Liens upon (a) any property of or any interests in any Person existing at the time of acquisition of such property or interests by the Company or a Subsidiary, (b) any property of or interests in a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such property of or interests in such Person to the Company or any Subsidiary, or (c) any property of or interests in a Person existing at the time such Person becomes a Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided, further, that in each such case no such Lien will extend to or cover any property of the Company or any Subsidiary other than the property being acquired and improvements thereon;

(vi)	Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business;

(vii)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(viii)
purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (a) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (b) such Liens secure only certain indebtedness that is not in excess of 100% of the purchase price of such assets;

(ix)	Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(x)
Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business;

(xi)	Liens securing obligations of the Company or any of its Subsidiaries under Oil and Gas Hedging Contracts;

(xii)
Liens in favor of the United States, any State thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including without limitation, Liens to secure Funded Debt of the pollution control or industrial revenue bond type; and

(xiii)	Liens in favor of the Company or any subsidiary guarantor.

“Principal Property” means any property interest in oil and gas reserves located in the United States owned by the Company or any Subsidiary and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest or interests exceeds two (2) percent of Adjusted Consolidated Net Tangible Assets, except any such property interest or interests that in the opinion of the board of directors of the Company is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole. Without limitation, the term “Principal Property” shall not include:

(i)	property or assets employed in gathering, treating, processing, refining, transportation, distribution or marketing,

(ii)
accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by the Company or any of its Subsidiaries, and all related rights of the Company or any of its Subsidiaries, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations, or

(iii)	the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances.
“Restricted Subsidiary” means any Subsidiary that, as of the applicable date of determination, (i) is a subsidiary guarantor or (ii) directly owns or leases any Principal Property.
“Sale/Leaseback Transaction” means with respect to the Company or any Restricted Subsidiary, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any Principal Property which was acquired or placed into service more than one year prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person; provided, that the term “Sale/Leaseback Transaction” does not include any such arrangement that does not provide for a lease by the Company or any of its Restricted Subsidiaries with a period, including renewals, of more than three years.
Certain Definitions under the 2005 Indenture
“Indebtedness” means, without duplication, with respect to any Person,

(a)	all obligations of such Person

(i)	in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

(ii)	evidenced by bonds, notes, debentures or similar instruments,

(iii)	representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business),

(iv)	evidenced by bankers’ acceptances or similar instruments issued or accepted by banks,

(v)	for the payment of money relating to a Capitalized Lease Obligation, or

(vi)	evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(b)
all net obligations of such Person under Interest Rate Hedging Agreements, Oil and Gas Hedging Contracts and Currency Hedge Obligations, except to the extent such net obligations are taken into account in the determination of future net revenues from proved oil and gas reserves for purposes of the calculation of Adjusted Consolidated Net Tangible Assets;

(c)
all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

(d)
Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured, and (2) the fair market value of such asset, as determined in good faith by the board of directors of such Person, which determination shall be evidenced by a Board Resolution,

(e)	with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Stock;

(f)
the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of such Person’s Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Subsidiaries); and

(g)
any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e), (f) or this clause (g), whether or not between or among the same parties. Subject to clause (c) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Permitted Liens” means:

(i)	Liens existing on the issue date;

(ii)	Liens securing Indebtedness under Credit Facilities;

(iii)
Liens now or hereafter securing any Interest Rate Hedging Agreements so long as the related Indebtedness (a) constitutes the Existing Notes or the Securities (or any Permitted Company Refinancing Indebtedness in respect thereof) or (b) is, or is permitted to be under the 2005 Indenture, secured by a Lien on the same property securing such interest rate hedging obligations;

(iv)
Liens securing Permitted Company Refinancing Indebtedness or Permitted Subsidiary Refinancing Indebtedness; provided, that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under the Credit Facilities;

(v)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(vi)	mechanics’, worker’s, materialmen’s, operators’ or similar Liens arising in the ordinary course of business;

(vii)	Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations;

(viii)
Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(ix)
survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Subsidiaries;

(x)	Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(xi)	Liens on pipeline or pipeline facilities which arise out of operation of law;

(xii)
judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(xiii)
(a) Liens upon any property of any Person existing at the time of acquisition thereof by the Company or a Subsidiary, (b) Liens upon any property of a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such property of such Person to the Company or any Subsidiary, or (c) Liens upon any property of a Person existing at the time such Person becomes a Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided, further, that in each such case no such Lien shall extend to or cover any property of the Company or any Subsidiary other than the property being acquired and improvements thereon;

(xiv)	Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business;

(xv)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(xvi)
purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets;

(xvii)	Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(xviii)
Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business;

(xix)	Liens securing obligations of the Company or any of its Subsidiaries under Currency Hedge Obligations or Oil and Gas Hedging Contracts;

(xx)	Liens to secure Dollar-Denominated Production Payments and Volumetric Production Payments; and

(xxi)
Liens securing other Indebtedness in an aggregate principal amount which, together with all other Indebtedness outstanding on the date of such incurrence and secured by Liens pursuant to this clause (xxi), does not exceed 15% of Adjusted Consolidated Tangible Net Assets.

“Sale/Leaseback Transaction” means with respect to the Company or any of its Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person.